Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-3 of our report dated February 13, 2004, except for Note 2, which is as of November 8, 2004, relating to the financial statements, and our report dated November 8, 2004 relating to the financial statement schedules, which appears in AMB Property Corporation’s (the “Company’s”) Amendment No. 2 to the Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our reports dated December 21, 2004 relating to the historical summaries of revenues and certain expenses of International Airport Center – Boston Marine, International Airport Center – LAX Gateway, International Airport Center – JFK A-C, AMB Tri-Port Distribution Center and AMB Turnberry Distribution, which appear in the Company’s Current Report on Form 8-K dated December 16, 2004. We also consent to the incorporation by reference of our reports dated February 6, 2004, November 19, 2003 and September 22, 2003 relating to the statements of revenues and certain expenses of Trans-Pacific Industrial Park, Saitama Distribution Center 1 and International Airport Center Portfolio, respectively, which appear in the Company’s Amendment No. 1 to the Current Report on Form 8-K/A dated December 11, 2003. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, California
January 13, 2005